Exhibit 99.1

Amplitude Appoints New Chief Financial Officer to Drive Next Chapter of Growth

SAN FRANCISCO - August 5, 2024 - Amplitude (Nasdaq: AMPL), a leading digital analytics platform, today announced that Andrew Casey has joined the company as its new Chief Financial Officer (CFO).

With more than 25 years of enterprise software experience, Casey will lead Amplitude’s General & Administrative organization, which includes finance, accounting, and legal. In addition to deep financial expertise, Casey has experience in enterprise Go-To-Market strategy and business operations.

“I’ve never been more confident in Amplitude’s future,” said Spenser Skates, CEO and co-founder of Amplitude. “We’ve worked hard to improve every part of our business over the past year, and Andrew’s extensive experience and strategic vision will be invaluable as we continue to re-accelerate growth. He knows what it takes to win in the long term, and I look forward to partnering with him as Amplitude transforms the digital analytics landscape.”

Casey joins Amplitude from Lacework, where he served as CFO and oversaw its successful acquisition by Fortinet. Prior to that, he was the CFO of WalkMe, where he led its Initial Public Offering (IPO) and transformed its enterprise sales motion. Casey’s career also includes senior finance roles with ServiceNow, Hewlett-Packard, NortonLifeLock Inc. (formerly Symantec), Oracle, and Sun Microsystems.

“Every company cares about its customers and its digital product experience. They’re universal and persistent focus areas, and Amplitude sits in the middle of both,” said Casey. “The company has an amazing platform, impressive customers, and a world-class team. Amplitude’s story is just beginning, and I can’t wait to see what we’ll accomplish during our next phase of growth.”

For more information about Amplitude and its platform, please click here.

About Amplitude

Amplitude is a leading digital analytics platform that helps companies unlock the power of their products. Almost 3,000 customers, including Atlassian, NBCUniversal, Under Armour, Shopify, and Jersey Mike’s, rely on Amplitude to gain self-service visibility into the entire customer journey. Amplitude guides companies every step of the way as they capture data they can trust, uncover clear insights about customer behavior, and take faster action. When teams understand how people are using their products, they can deliver better product experiences that drive growth. Amplitude is the best-in-class analytics solution for product, data, and marketing teams, ranked #1 in multiple categories in G2’s Summer 2024 Report. Learn how to optimize your digital products and business at amplitude.com.

Contact:

Darah Easton

press@amplitude.com